Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD AND MONSANTO EXTEND CROP PROTECTION COLLABORATION

Newport Beach, CA – June 6, 2013 - American Vanguard Corporation (NYSE:AVD) today announced that its wholly-owned subsidiary AMVAC Chemical Corporation has extended an agreement with Monsanto Company to co-market its post-emergent corn herbicide Impact® as part of the Roundup Ready PLUS™ weed management platform. Impact complements Monsanto’s Roundup PowerMAX® and Roundup WeatherMAX® herbicides by improving the control of a number of broadleaf weeds. Under this multi-year agreement, which has been extended through August 2017, Impact will be listed as an endorsed product in the platform and promoted by both companies as the qualifying post-emergent Roundup® agricultural herbicide tank-mix product supported by Monsanto’s extensive Corn Incentives in the United States.

The Roundup Ready PLUS platform is designed to provide growers with recommendations of effective, economical and sustainable weed control products and also provide financial incentives for using many of the products in the platform. Weed scientists recommend that farmers use multiple modes of action when managing weeds and AMVAC’s Impact is an outstanding HPPD inhibitor herbicide that contributes significantly to weed resistance management.

Eric Wintemute, Chairman & CEO of American Vanguard stated: “We are very pleased to extend this partnership with the clear leader in glyphosate herbicides. This collaborative engagement provides Amvac with the opportunity for expanded sales of its high-performance Impact herbicide; provides Monsanto with even more effective and comprehensive herbicide control for its Roundup® brand herbicides; and most importantly, provides our mutual customers, the U.S. corn grower, with the potential for maximum yield enhancement.”

“We are pleased to continue the use of AMVAC’s Impact as a post-emergent corn herbicide in our Roundup Ready PLUS Corn Incentives,” said Chris Reat, Monsanto’s Roundup Ready PLUS Marketing Manager. “This agreement creates value and choice for farmers using the Roundup Ready PLUS system by offering this effective tool for managing weeds. This partnership further confirms our commitment to offer the best weed management recommendations to growers that will help them optimize weed control and achieve maximum yield.”

Under the agreement, Monsanto will continue to license its Roundup Ready PLUS trademarks for use on Impact and co-market Amvac’s post-emergent corn herbicide Impact as part of the Roundup Ready PLUS weed management platform. Financial terms of the agreement were not disclosed.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poor’s 600 Index. To learn more about American Vanguard’s Amvac Chemical Corporation, please reference the Company’s web site at www.amvac-chemical.com.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world’s natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com. Follow our business on Twitter® at www.twitter.com/MonsantoCo, on Facebook® at www.facebook.com/MonsantoCo, or subscribe to our News Release RSS Feed.

Always read and follow label directions. Amvac, Amvac Chemical Corporation and IMPACT are trademarks of American Vanguard Corporation. Monsanto and Vine Design, Roundup Ready, and Roundup Ready PLUS are trademarks of Monsanto Technology LLC.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

Contact Information:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com